UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2020 (February 18, 2020)

Arbutus Biopharma Corporation
(Exact name of registrant as specified in charter)

British Columbia, Canada	001-34949	98-0597776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Veterans Circle Warminster, Pennsylvania	18974
(Address of principal executive offices)	(Zip Code)

(267) 469-0914
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ABUS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2020, the Board of Directors (the “Board”) of Arbutus Biopharma Corporation (the “Company”) appointed Eric Venker, M.D., Pharm.D., to the Board to serve until the Company’s 2020 annual general meeting of shareholders and until his successor is duly appointed and qualified, or until his earlier death, resignation or removal. Dr. Venker’s appointment to the Board was made to fill a vacancy created by the resignation of Myrtle S. Potter, who resigned from the Board prior to Dr. Venker’s appointment on February 18, 2020. Ms. Potter’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company's operations, policies or practices.
Dr. Venker, age 33, has served as Chief Operating Officer of Roivant Sciences, Inc., or RSI, a wholly owned subsidiary of Roivant Sciences Ltd., since November 2018. From October 2017 to October 2018, he served as Chief of Staff to RSI’s Chief Executive Officer, and from 2014 to 2015 as an Analyst at RSI. From 2015 to 2017, Dr. Venker was a physician at New York Presbyterian Hospital/Columbia University Medical Center, where he trained in internal medicine, and also served as Chair of the Housestaff Quality Council leading operational initiatives to improve efficiencies. From 2011 to 2015, Dr. Venker was a Clinical Pharmacist at Yale-New Haven Hospital. Dr. Venker also serves on the boards of directors of Immunovant, Inc. and Axovant Gene Therapies Ltd. He received his Pharm.D. from St. Louis College of Pharmacy and his M.D. from Yale School of Medicine. We believe that Dr. Venker’s medical background and experience in the biopharmaceutical industry qualify him to serve on the Board.
The Company entered into an indemnity agreement with Dr. Venker in connection with his appointment to the Board. The indemnity agreement is in substantially the same form as the indemnity agreement for the other directors of the Company that was attached as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the Securities and Exchange Commission (“SEC”) on November 6, 2019. In connection with his appointment, Dr. Venker waived his right to receive cash and equity compensation under the Company’s non-employee director compensation policy until the Company is otherwise notified by Dr. Venker in writing.
The Amended and Restated Governance Agreement (the “Governance Agreement”), dated October 16, 2017, by and between the Company and Roivant Sciences Ltd. (“Roivant”), currently provides Roivant with the right to designate three members for nomination to the Board, subject to the approval of the Corporate Governance and Nominating Committee and the Board. Dr. Venker was designated by Roivant pursuant to the Governance Agreement as the third Roivant designee to fill the vacant position on the Board resulting from the resignation of Ms. Potter. For a description of the Governance Agreement, please see the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2017 and Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 7, 2018.
Except as set forth above, no arrangement or understanding exists between Dr. Venker and any other person pursuant to which Dr. Venker was appointed as a director, and there are no current or proposed transactions with Dr. Venker which would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbutus Biopharma Corporation

Date: February 19, 2020
Name:	David C. Hastings
Title:	Chief Financial Officer